Exhibit 4.3

THE SHARES OF COMMON STOCK SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND TRANSFER OF SUCH SHARES IS RESTRICTED BY THE TERMS OF THIS AGREEMENT.

AMENDED AND RESTATED

SUBSCRIPTION AGREEMENT

THIS AMENDED AND RESTATED SUBSCRIPTION AGREEMENT, is dated as of May 2, 2014 (this “Agreement”), by and between the investor signatories hereto (each, an “Investor” and together, the “Investors”) and Pfenex Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company and the Investors are parties to a Subscription Agreement dated as of December 1, 2009 (the “Prior Agreement”);

WHEREAS, subject to the terms and conditions of the Prior Agreement, each Investor subscribed for and acquired the number of shares of Common Stock set forth next to such Investor’s name on Exhibit A hereto (with respect to each Investor, the “Shares”); and

WHEREAS, the Company and the Investors now desire to amend and restate the Prior Agreement in the manner set forth in this Agreement in order to clarify the Company’s repurchase rights regarding the Shares.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Company Repurchase Rights.

1.1

At any time and from time to time following the exercise (including any cashless or net exercise) of any of the Company’s then issued and outstanding options granted under that certain Pfenex Inc. 2009 Equity Incentive Plan, as amended from time to time (the “Plan”) (each, an “Option Exercise”), the Company shall have the right, to the extent it may lawfully do so, to repurchase Shares ratably from the Investors equal to the number of Shares issued pursuant to each Option Exercise, by paying in cash therefor an amount equal to $0.11 per Share, subject to equitable adjustments as a result of any stock dividend, stock split, combination, reverse split, reclassification or similar event with respect to the Common Stock (the “Repurchase Price”). In addition, effective (i) upon the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act of 1933, as amended (an “Initial Public Offering”), or (ii) immediately prior to the closing of a Change in Control, as defined in the Plan, the Company shall have the right, to the extent it may lawfully do so, to repurchase Shares ratably from the Investors up to all of the Shares that remain outstanding, by paying in cash therefor an amount equal to the Repurchase Price. Any repurchase of Shares effected pursuant to this Section 1 (the “Repurchase Shares”) shall be made on a pro rata basis among the Investors.

1.2	In the event of an Option Exercise, the payment of the Repurchase Price and the effectiveness of such repurchase of the Repurchase Shares shall occur within thirty (30) days of the date of that the Company provides notice to the Investors of the exercise of its option to repurchase such Shares following such Option Exercise. In the event of an Initial Public Offering or a Change in Control, (i) the Company’s repurchase of the Repurchase Shares shall be automatically deemed to be effective (A) in the case of an Initial Public Offering, upon the closing of the Initial Public Offering, or (B) immediately prior to the effectiveness of the Change in Control, such that the Repurchase Shares shall not be outstanding shares of Common Stock of the Company immediately following the Initial Public Offering or upon the Change in Control, as applicable, and (ii) the Company shall deliver the aggregate Repurchase Price to the Investors within five (5) business days of the closing of such Initial Public Offering or Change in Control.

1.3	Escrow of Shares

1.3.1    Deposit. As security for the faithful performance of this Agreement, each Investor delivered the certificate(s) representing the Shares, together with five (5) copies of a stock power form (the “Stock Powers”), to the Secretary of the Company or to another designee of the Company (the “Escrow Agent”) following the Closing (as defined in the Prior Agreement) under the Prior Agreement. These documents shall be held by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and the Investors dated December 1, 2009 (the “Escrow Instructions”), which instructions are incorporated into this Agreement by this reference.

1.3.2    Rights in Escrow Shares. Subject to the terms hereof, each Investor shall have all the rights of a stockholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares. If, from time to time, there is (i) any stock dividend, stock split or other change in the Shares, (ii) any dividend of cash or other property on the Shares, or (iii) subject to the terms hereof, any Change in Control of the Company, any and all new, substituted or additional securities or cash or other consideration to which such Investor is entitled by reason of such Investor’s ownership of the Shares shall immediately become subject to this escrow, deposited with the Escrow Agent and included thereafter as “Shares” for purposes of this Agreement and the Company’s repurchase option set forth in this Section 1.

1.4	From and after the Repurchase Date, all rights of each Investor (except the right to receive the applicable Repurchase Price without interest upon surrender of their certificate or certificates) shall cease with respect to such Repurchase Shares, and such Repurchase Shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. The Shares not repurchased shall remain outstanding and entitled to all the rights and preferences provided in the Amended and Restated Certificate of Incorporation of the Company, as such may be amended and restated from time to time.

2.	Miscellaneous Provisions.

2.1	Entire Agreement. This Agreement and the exhibit hereto, together with the Plan, the Escrow Instructions and the Stock Powers, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

2.2	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2.2 prior to 5:30 p.m. (New York City time) on a business day; (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service; (d) five (5) business days after mailing if sent by certified or registered mail; or (e) actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	Pfenex Inc. 10790 Roselle St. San Diego, CA 92121 Telephone No.: (858) 352-4400 Facsimile No.: (858) 352-4602 Attn.: Chief Executive Officer

With a copy to:	Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real Suite 200 San Diego, CA 92130 Telephone No.: (858) 350-2300 Facsimile No.: (858) 350-2399 Attn: Dan R. Koeppen, Esq.

If to an Investor:	To the names and address set forth on Exhibit A hereto;

or such other address as may be designated in writing hereafter, in the same manner, by such person.

2.3	Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by both the Company and holders of at least a majority of the Shares issued hereunder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any amendment, waiver or consent effected in accordance with this Section 2.3 shall be binding on all Investors, notwithstanding that all Investors have not executed such amendment, waiver or consent.

2.4	Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

2.5	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Shares may not be transferred to any party other than an affiliate of an Investor who agrees in writing to be bound by the provisions of this Agreement.

2.6	Stop-Transfer Notices. Each Investor agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

2.7	Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

2.8	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

2.9	Governing Law; Submission to Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 2.2, provided that nothing in this Section 2.9 shall affect the right of a party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

2.10	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

2.11	Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty or covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

2.12	Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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IN WITNESS WHEREOF, the parties have hereby executed this Amended and Restated Subscription Agreement as of the day set forth above.

PFENEX INC.

By:	/s/ Bertrand C. Liang
Bertrand C. Liang President & Chief Executive Officer

IN WITNESS WHEREOF, the parties have hereby executed this Amended and Restated Subscription Agreement as of the day set forth above.

SIGNET HEALTHCARE PARTNERS ACCREDITED PARTNERSHIP III, LP

By: SIGNET HEALTHCARE PARTNERS GP III, L.P., its general partner

By: SIGNET HOLDINGS, LLC, its general partner

By:	/s/ James C. Gale
Name: James C. Gale Title: Managing Director

IN WITNESS WHEREOF, the parties have hereby executed this Amended and Restated Subscription Agreement as of the day set forth above.

SIGNET HEALTHCARE PARTNERS QP PARTNERSHIP III, LP

By: SIGNET HEALTHCARE PARTNERS GP III, L.P., its general partner

By: SIGNET HOLDINGS, LLC, its general partner

By:	/s/ James C. Gale
Name: James C. Gale Title: Managing Director

IN WITNESS WHEREOF, the parties have hereby executed this Amended and Restated Subscription Agreement as of the day set forth above.

WX MANAGEMENT LIMITED, a Bahamian corporation

By:
Name: Richard L. Campbell Title: Director

EXHIBIT A

Investors

Investor	Number of Shares

Signet Healthcare Partners Accredited Partnership III, LP Carnegie Hall Towers 152 West 57th Street, 19th Floor New York, NY 10019 Facsimile: (212) 419-3956 Attention: James C. Gale	229,108

Signet Healthcare Partners QP Partnership III, LP Carnegie Hall Towers 152 West 57th Street, 19th Floor New York, NY 10019 Facsimile: (212) 419-3956 Attention: James C. Gale	841,892

WX Management Limited c/o Butterfield Bank (Bahamas) Limited Montague Sterling Center Nassau, Bahamas Facsimile: (242) 393-3772 Attention: Julien Martel	119,000